Mail Stop 4561


								January 24, 2006


By U.S. Mail and facsimile to (215) 444 5915

Phillip M. Browne
Chief Financial Officer
Advanta Corp.
Welsh & McKean Roads, P.O. Box 844
Spring House, Pennsylvania  19477

Re:	Advanta Corp.
	Form 10-K for the Fiscal Year Ended December 31, 2004
Forms 10-Q for the Quarters Ended March 31, 2005, June 30, 2005 and
September 30, 2005
	File No. 000-14120

Dear Mr. Browne:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.


      Sincerely,



      Don Walker
Senior Assistant
Chief Accountant

Phillip M. Browne
Advanta Corp.
December 28, 2005
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